UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 25, 2006
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California 94177
(Address of principal executive offices, zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Approval of Advanced Metering Infrastructure Application

On July 24, 2006, the California Public Utilities Commission (CPUC) issued its decision approving Pacific Gas and Electric Company’s (Utility) application to install an advanced metering infrastructure (AMI), also known as “SmartMeterTM,” for virtually all of the Utility's electric and gas customers.  The Utility plans to start installing the SmartMeter™ devices systemwide in the fourth quarter of 2006 and to complete installation in 2011. SmartMeter™ is an automated gas and electric metering system that is designed to improve customer service by enabling the Utility to access meters using a remote network. With the AMI technology, the Utility expects that, among other benefits, it will be able to respond to power outages more quickly. The technology also is intended to provide customers more information so they can make better decisions about their energy usage. The Utility has installed SmartMeter™ devices and related network equipment for 2,500 customers in Vacaville, California.

The CPUC authorized the Utility to recover the $1.74 billion estimated AMI project cost, including an estimated capital cost of $1.4 billion. The $1.74 billion amount includes $1.68 billion for project costs and approximately $54.8 million for costs related to marketing the new critical peak pricing rate option described below. In addition, the Utility is authorized to recover in rates 90 percent of up to $100 million in costs that exceed $1.68 billion without a reasonableness review. The remaining 10 percent will not be recoverable in rates. If additional costs exceed the $100 million threshold, the Utility may request recovery of the additional costs, subject to a reasonableness review.

The CPUC also approved the Utility’s proposal to offer customers a new voluntary billing option called critical peak pricing, or CPP, under which customers will be able to take advantage of electricity prices that vary by day and hour, potentially reducing their bills by shifting their energy use away from critical peak periods. By shifting energy demand away from critical peak periods, the Utility anticipates that it would need to purchase less power for critical peak periods.

The CPUC’s decision allows the Utility to establish separate electric and gas balancing accounts to record the revenue requirements associated with the costs and forecast benefits related to AMI. The Utility will record the revenue requirement as costs are incurred over the installation period. As new meters are activated, the Utility will record the amount of the forecasted electric and gas operational benefits per meter. (The CPUC accepted the Utility’s forecast of electric and gas operational benefits to be achieved by AMI.) These ratemaking mechanisms will remain in place at least until the Utility’s next general rate case, expected to occur for test year 2010 or later. The Utility plans to file an advice letter within the next 30 days to implement its rate proposals to collect the revenue requirement as adopted in the CPUC’s July 24 decision. The advice letter will be effective upon CPUC approval.

As previously disclosed, the Utility expects that approximately 89 percent of AMI costs will be offset by the anticipated operational savings and efficiencies resulting from AMI over the 20-year project life. The Utility expects to achieve additional cost savings resulting from reduced demand as customers choose the CPP billing option.

PG&E Corporation and the Utility cannot guarantee the extent to which the anticipated benefits and cost savings of the AMI project will be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: July 25, 2006	By:	/s/ Linda Y.H. Cheng

LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: July 25, 2006	By:	/s/ Linda Y.H. Cheng

LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary